Exhibit 23.1

                         Independent Auditors' Consent

To the Board of Directors and Shareholders of Footstar, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-20731 and No. 33-30011) on Form S-8 of Footstar, Inc. of our report dated February 12, 1998, relating to the consolidated balance sheets of Footstar, Inc. and Subsidiary companies as of January 3, 1998 and December 28, 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended January 3, 1998 and the related schedule, which report appears or is incorporated by reference in the January 3, 1998 annual report on Form 10-K of Footstar, Inc.

Our audit report refers to Footstar, Inc.'s adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1995 and a change in its policy for accounting for the costs of internally developed software effective January 1, 1995.

                                             /s/ KPMG Peat Marwick LLP

New York, New York
April 1, 1998